Exhibit No. EX-99.a.1.b.

Aberdeen Funds

     Certificate of Establishment
and Designation of Additional Series and Share Classes

The undersigned, Secretary of Aberdeen Funds (the “Trust”), a multi-series Delaware statutory trust registered as an open-end, management investment company under the Investment Company Act of 1940, as amended, (the “1940 Act”) does hereby certify that the following preambles and resolutions designating additional series of shares of the Trust were duly adopted at a meeting of the Board of Trustees of the Trust held on June 11, 2008 and became effective on June 11, 2008, all in accordance with the laws of the State of Delaware and pursuant to Article III, Sections 1, 5 and 6 of the Trust's Amended and Restated Agreement and Declaration of Trust, and that such resolutions are incorporated by reference into the Amended and Restated Agreement and Declaration of Trust in accordance with Article III, Section 6 thereof:

     WHEREAS, pursuant to Article III, Section 6, of the Amended and Restated Agreement and Declaration of Trust (the “Declaration of Trust”), the Trustees have the authority to establish and designate additional series of the Trust, and

     WHEREAS, pursuant to Article III, Sections 1 and 6, of the Declaration of Trust, beneficial interests in the Trust may be divided into an unlimited number of transferable shares, and the Board may authorize the division of such shares into separate series and the division of such series into separate classes, with such characteristics as the Board may determine;

     NOW, THEREFORE, BE IT RESOLVED, that the Trust shall add an additional series (sometimes hereafter referred to as a “Series” or “Fund”) of shares (the Series shall be comprised of an unlimited number of shares) that is hereby established and designated as in the chart below; and it is further

     RESOLVED, that a Share of the additional Series of the Trust shall represent a proportionate interest in and shall have equal rights with each other share of a Series with respect to the assets of the Trust pertaining to the Series and shall have the rights, preferences, privileges and limitations as set forth in the Declaration of Trust; and it is further

     RESOLVED, that in accordance with Article III, Sections 1 and 6 of the Declaration of Trust, the initial classes of shares of the additional Series of the Trust be, and hereby are, established and designated as:

Fund Aberdeen Core Plus Income Fund	Share Classes Class A, Class B, Class C, Class R, Class S, Institutional Service Class and Institutional Class

     and an unlimited number of shares are hereby classified and allocated to such classes of Shares (each, a “Class,” and together, the “Classes”) of the additional Series of the Trust; and it is further

RESOLVED, that the Secretary of the Trust is hereby authorized and directed to prepare a Certificate of Establishment and Designation of Additional Series and Share Classes memorializing the establishment and creation of such Series and Classes in accordance with these resolutions; and it is further

     RESOLVED, that a share of each Class of this Series of the Trust shall represent a proportionate interest in and shall have equal rights with each other share of such Class of such Series with respect to the assets of the Trust pertaining to such Series and shall have the rights, preferences, privileges and limitations as set forth in the Declaration of Trust, provided that:

1.	The dividends and distributions of investment income and capital gains with respect to shares of the Series or Classes shall be in such amounts as may be declared from time to time by the Board (or declared and paid in accordance with a formula adopted by the Board or delegated authority by the Board), and such dividends and distributions may vary with respect to such Series or Classes from the dividends and distributions of investment income and capital gains with respect to the other Series or Classes of the Trust, to reflect charges of any pro rata portion of distribution expenses paid pursuant to a Distribution Plan adopted by the Trust on behalf of the Series or Class, as applicable, in accordance with Rule 12b-1 under the 1940 Act (or any successor thereto) (a “Distribution Plan”), to reflect charges of any pro rata portion of administrative service expenses paid pursuant to an Administrative Services Plan adopted by the Trust on behalf of the Series or Class, as applicable, or to reflect differing allocations of the expenses of the Trust among the Series or Classes and any resultant difference among the net asset values per share of the Series or Classes, to such extent and for such purposes as the Board may deem appropriate. The allocation of investment income, capital gains, expenses and liabilities of the Series among its Classes of Shares shall be determined by the Board in a manner that is consistent with the Multiple Class Plan adopted by the Trust in accordance with Rule 18f-3 under the 1940 Act.

2.	Except as may otherwise be required by law, pursuant to any applicable order, rule or interpretation issued by the SEC, or otherwise, the holders of shares of the Series or any of its Classes shall have (i) exclusive voting rights with respect to any matter submitted to a vote of shareholders that affects only holders of shares of such Series or such Class, including, without limitation, the provisions of any Distribution Plan applicable to shares of such Series or such Class; (ii) voting rights with respect to the provisions of any Distribution Plan that may in the future (as a result of any conversion of said Class of Shares or otherwise) affect said Class of shares; and (iii) no voting rights with respect to the provisions of any Distribution Plan applicable to any other Series or Class of the Trust or with regard to any other matter submitted to a vote of shareholders that does not now or in the future affect holders of Shares of such Series or such Class.

3.	With respect to each Class B Share of the Fund,

	a.	Each Class B Share of the Fund shall be converted automatically, and without any action or choice on the part of the holder thereof, into Class A Shares of the Fund on the Conversion Date. The term “Conversion Date” means a date set forth in the Prospectus of the Fund that is no later than three months after either (i) the date on which the seventh anniversary of the date of issuance of the Shares occurs, or (ii) any such other anniversary date as may be determined by the Board and set forth in the Prospectus of the Fund; provided that any such other anniversary date determined by the Board shall be a date that will occur prior to the anniversary date set forth in clause (i) and any such other date theretofore determined by the Board pursuant to this clause (ii); but further provided that, subject to the provisions of the next sentence, for any Class B Shares of the Fund acquired through an exchange, or through a series of exchanges, as permitted by the Fund and as provided in the Prospectus of the Fund, from another investment company or series of an investment company (an “eligible investment company”), the Conversion Date shall be the conversion date applicable to the shares of the eligible investment company originally subscribed for in lieu of the Conversion Date of any Shares acquired through exchange if such eligible investment company issuing the share originally subscribed for had a conversion feature, but not later than the Conversion Date determined under (i) above. For the purpose of calculating the holding period required for conversion, the date of issuance of a Class B Share of the Fund shall mean (i) in the case of a Class B Share of the Fund obtained by the holder thereof through an original subscription to the Fund, the date of the issuance of such Class B Share of the Fund, or (ii) in the case of a Class B Share of the Fund obtained by the holder thereof through an exchange, or through a series of exchanges, from an eligible investment company, the date of issuance of the share of the eligible investment company to which the holder originally subscribed.

b. Each Class B Share of the Fund (i) purchased through the automatic reinvestment of a dividend or distribution with respect to the Class B Shares of the Fund or the corresponding class of any other investment company or series of an investment company issuing such class of shares, or (ii) issued pursuant to an exchange privilege granted by the Fund in an exchange or series of exchanges for shares originally purchased through the automatic reinvestment of a dividend or distribution with respect to shares of an eligible investment company, shall be segregated in a separate sub-account on the share records of the Fund for each of the holders of record thereof. On any Conversion Date, a number of the Shares held in the separate sub-account of the holder of record of the Share or Shares being converted, calculated in accordance with the next following sentence, shall be converted automatically, and without any action or choice on the part of the holder, into Shares of Class A of the Fund. The number of Shares in the holder’s separate sub-account so converted shall (i) bear the same ratio to the total number of Shares maintained in the separate sub-account on the Conversion Date (immediately prior to conversion) as the number of Shares of the holder converted on the Conversion Date pursuant to section (a) hereof bears to the total number of Class B Shares of the holder on the Conversion Date (immediately prior to conversion) after subtracting the Shares then maintained in the holder’s separate sub-account, or (ii) be such other number as may be calculated in such other manner as may be determined by the Board and set forth in the Prospectus of the Fund.

c. The number of Class A Shares of the Fund into which a Class B Share is converted pursuant to sections 3(a) and 3(b) hereof shall equal the number (including for this purpose fractions of a Share) obtained by dividing the net asset value per share of the Class B Shares for purposes of sales and redemptions thereof on the Conversion Date by the net asset value per share of the Class A Shares for purposes of sales and redemptions thereof on the Conversion Date.

d. On the Conversion Date, the Class B Shares converted into Shares of Class A will no longer be deemed outstanding and the rights of the holders thereof (except the right to (i) receive the number of Shares of Class A into which Class B Shares have been converted, (ii) receive declared but unpaid dividends to the Conversion Date or such other date set forth in the Prospectus of the Fund, and (iii) vote converting Shares of the Fund held as of any record date occurring on or before the Conversion Date and theretofore set with respect to any meeting held after the Conversion Date) will cease.

	e.	The automatic conversion of the Class B Shares of the Fund into Class A Shares of the Fund, as set forth in sections 3(a) and 3(b) hereof, may also be suspended by action of the Board at any time that the Board determines such suspension to be appropriate.

4.	No Shares of any Class of Shares of the Fund other than Class B Shares of the Fund shall automatically convert into Class A Shares of the Fund.

In witness whereof, I have hereunto set my hand as such officer of the Trust as of this 11th day of June 2008.

Aberdeen Funds

/s/ Lucia Sitar Lucia Sitar Secretary

Filed with the minutes of the proceedings of the Trust this 11th day of June